Exhibit 99.1

PRESS RELEASE

CNH Industrial announces subsidiary notes offering

Basildon, September 11, 2023

CNH Industrial N.V. (NYSE: CNHI / MI: CNHI) today announced that its wholly owned subsidiary, CNH Industrial Capital LLC, plans to offer new notes, subject to market conditions. The notes will be guaranteed by CNH Industrial Capital America LLC and New Holland Credit Company, LLC, each a wholly owned subsidiary of CNH Industrial Capital LLC. CNH Industrial Capital LLC is the North American arm of CNH Industrial’s global financial services business.

CNH Industrial Capital LLC intends to add the net proceeds from the offering to its general funds and use them for working capital and other general corporate purposes, including, among other things, the purchase of receivables or other assets in the ordinary course of business. The net proceeds may also be applied to repay CNH Industrial Capital LLC’s indebtedness as it becomes due.

RBC Capital Markets, LLC, J.P. Morgan Securities LLC, Santander US Capital Markets LLC and Wells Fargo Securities, LLC are acting as joint book-running managers and the representatives of the underwriters for the offering, and Intesa Sanpaolo IMI Securities Corp., NatWest Markets Securities Inc., SG America Securities, LLC and UniCredit Capital Markets LLC are acting as joint book-running managers for the offering. The offering is being made pursuant to an effective shelf registration statement filed with the U.S. Securities and Exchange Commission on March 14, 2022. Copies of the preliminary prospectus supplement and the accompanying prospectus for the offering may be obtained by contacting RBC Capital Markets, LLC, Attn: Syndicate Operations, 200 Vesey Street, 8th Floor, New York, NY 10281, Telephone: 1-866-375-6829, Email: rbcnyfixedincomeprospectus@rbccm.com; J.P. Morgan Securities LLC, c/o Broadridge Financial Solutions, Attn: Prospectus Department, 1155 Long Island Avenue, Edgewood, NY 11717, Telephone: 1-866-803-9204; Santander US Capital Markets LLC, 437 Madison Avenue, 10th floor, New York, NY 10022, Telephone: 1-855-403-3636, Email: DCMAmericas@santander.us; or Wells Fargo Securities, LLC, 608 2nd Avenue South, Suite 1000, Minneapolis, MN 55402, Attn: WFS Customer Service, Email: wfscustomerservice@wellsfargo.com, Toll-Free: 1-800-645-3751. Copies of the preliminary prospectus supplement and the accompanying prospectus for the offering are also available on the website of the U.S. Securities and Exchange Commission at http://www.sec.gov.

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CNH Industrial N.V.
Cranes Farm Road
Basildon, Essex
United Kingdom
SS14 3AD

PRESS RELEASE

This press release does not constitute an offer to sell or a solicitation of an offer to buy any of these securities, nor shall there be any sale of these securities, in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful.

CNH Industrial Capital LLC is an indirect wholly owned subsidiary of CNH Industrial N.V. and is headquartered in Racine, Wisconsin. As a captive finance company, the primary business of CNH Industrial Capital LLC and its subsidiaries is to underwrite and manage financing products for end-use customers and dealers of CNH Industrial America LLC and CNH Industrial Canada Ltd. (collectively, “CNH Industrial North America”) and provide other related financial products and services to support the sale of agricultural and construction equipment sold by CNH Industrial North America. CNH Industrial Capital LLC and its subsidiaries also provide wholesale and retail financing related to new and used agricultural and construction equipment manufactured by entities other than CNH Industrial North America. CNH Industrial Capital LLC’s principal executive offices are located at 5729 Washington Avenue, Racine, WI 53406, and the telephone number is +1(262) 636-6011.

Contacts:

Media Relations
Email: mediarelations@cnhind.com

Investor Relations

Email: investor.relations@cnhind.com